UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2022

ALLEGHANY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9371	51-0283071
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1411 Broadway, 34th Floor, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 752-1356

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	Y	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2022, Alleghany Corporation (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Joseph P. Brandon, the President and Chief Executive Officer of the Company, effective as of December 31, 2021, the date Mr. Brandon assumed the role of Chief Executive Officer of the Company.

Pursuant to the Employment Agreement, Mr. Brandon will receive (i) an initial annual base salary of $1,050,000 (increased from $940,000), (ii) a target annual cash bonus equal to 200% of base salary, (iii) an annual long-term incentive award with a grant date market value equal to 300% of base salary, and (iv) a matching performance share award in respect of up to $7.5 million of shares of Company common stock purchased by Mr. Brandon between October 1, 2021 and September 30, 2022. Mr. Brandon will also be eligible to participate in the Company’s Deferred Compensation Plan and any other benefit plans made available to other senior executives of the Company.

The Employment Agreement provides that, upon a termination of Mr. Brandon’s employment by the Company without “Cause” (as defined in the Employment Agreement), other than due to his death or “Total Disability” (as defined in the Employment Agreement), Mr. Brandon would be entitled to salary continuation until the aggregate gross amount of such payments is $1,050,000, subject to his (i) execution of a general release of claims in favor of the Company and its affiliates, and (ii) continued compliance with the terms of all confidentiality, non-compete, non-solicit, invention assignment, non-disparagement and similar obligations to the Company and its affiliates. In addition, if Mr. Brandon’s employment is terminated as a result of “Retirement” (as defined in the Employment Agreement) or due to his death or Total Disability, he will be entitled to pro-rata vesting of his outstanding long-term incentive awards, provided that, solely in the case of the matching performance share award (described herein), such termination occurs on or after December 31, 2024.

On February 23, 2022, the Compensation Committee of the Board of Directors approved the Company’s entry into a performance share matching award agreement, in the form attached to the Employment Agreement (the “Award Agreement”), pursuant to which Mr. Brandon will be granted a matching performance share for each share of Company common stock purchased by Mr. Brandon between October 1, 2021 and September 30, 2022, up to a maximum of $7.5 million, including, for such purpose, any amounts credited to his deferred account under the Company’s Deferred Compensation Plan as of April 1, 2022 that he elects to notionally invest in the Company’s common stock. Additional performance shares will be credited to Mr. Brandon upon payments of dividends by the Company on its common stock.

The performance shares will be earned based on the Company’s “Adjusted Book Value Per Common Share” (as defined in the Award Agreement) achievement during the five year period commencing January 1, 2022 and ending December 31, 2026

(the “Performance Period”). 200% of the target performance shares will be earned for Adjusted Book Value Per Common Share achievement of 10% or more, 100% will be earned for Adjusted Book Value Per Common Share achievement of 7%, 50% will be earned for Adjusted Book Value Per Common Share achievement of 4% and 0% will be earned for Adjusted Book Value Per Common Share achievement of less than 4%, with straight-line interpolation used to calculate the earned amount if achievement is between the percentages above.

To earn the performance shares, Mr. Brandon is required to remain in continued employment through the end of the Performance Period, except that, if his employment is terminated on or after December 31, 2024 (i) by the Company without Cause, or (ii) due to his death, Total Disability or Retirement, Mr. Brandon will be entitled to pro-rata vesting of his matching performance shares based on the Company’s “Adjusted Book Value Per Common Share” achievement during the performance period as of the December 31st immediately preceding his termination date or, if his employment terminates on December 31st, as of such date.

Mr. Brandon must maintain unencumbered beneficial ownership of the purchased shares on which matching performance shares are granted throughout the five-year Performance Period in order to receive the full amount of matching performance shares. Mr. Brandon has also committed to not sell or transfer shares of Alleghany common stock he owned as of date of grant of the performance shares during the Performance Period, unless consented to by the Compensation Committee.

The foregoing descriptions of the Employment Agreement and the Award Agreement are qualified in their entirety by the full text of the Employment Agreement and the Award Agreement, which are incorporated herein by reference. The Employment Agreement (which includes the Award Agreement as an exhibit thereto) is attached hereto as Exhibit 10.1.

*    *    *

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Letter Agreement, dated February 23, 2022, between Alleghany Corporation and Joseph P. Brandon

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHANY CORPORATION

Date: February 28, 2022	By:	/s/ Kerry J. Jacobs
	Name:	Kerry J. Jacobs
	Title:	Executive Vice President and Chief Financial Officer

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